The Bancorp, Inc. Reports Third Quarter Earnings

Wilmington, DE - October 29, 2007 - The Bancorp, Inc. ("Bancorp") (Nasdaq NM: TBBK)

Third Quarter and Fiscal 2007 Financial highlights:
  Diluted earnings per share for the three months ended September 30, 2007 increased 17.4% to $0.27 compared to $0.23 for the three months ended September 30, 2006.
  Total loans increased 27.4% on an annualized basis to $1.262 billion at September 30, 2007 from $1.181 billion at June 30, 2007.

Bancorp, a bank holding company, reported net income available to common shareholders for the three months ended September 30, 2007 of $3.8 million, or $0.27 diluted earnings per share, based on 14,301,852 diluted shares, compared to net income available to common shareholders of $3.2 million, or $0.23 diluted earnings per share, based on 14,341,277 diluted shares, for the three months ended September 30, 2006. Bancorp reported net income available to common shareholders for the nine months ended September 30, 2007 of $11.2 million, or $0.78 diluted earnings per share, based on 14,374,789 diluted shares, compared to net income available to common shareholders of $9.2 million, or $0.64 diluted earnings per share, based on 14,273,151 diluted shares, for the nine months ended September 30, 2006.

At September 30, 2007, Bancorp's total assets were $1.508 billion, an increase of $173.4 million or 13.0% from December 31, 2006. Loans grew to $1.262 billion, an increase of $197.5 million or 18.5% from those of December 31, 2006, and deposits increased to $1.106 billion, an increase of $36.7 million or 3.4%, from deposits at December 31, 2006.

Conference Call Webcast

Interested parties can access the LIVE webcast of Bancorp's Quarterly Earnings Conference Call at 10:30 AM EST on Tuesday, October 30, 2007 by clicking on the webcast link on Bancorp's homepage at www.thebancorp.com. For those who are not available to listen to the live broadcast, the replay of the webcast will be available following the live call on Bancorp's investor relations website and telephonically until Tuesday, November 6, 2007 by dialing 888-286-8010, access code 82486494.

About Bancorp

Bancorp is a financial holding company that operates The Bancorp Bank, an FDIC-insured commercial bank that delivers a full array of financial services and products both directly and through private-label affinity partner programs nationwide. The Bancorp Bank, through Philadelphia Private Bank, its regional community bank division, serves the needs of small and mid-size businesses and their principals in the Philadelphia-Wilmington region.

The Bancorp, Inc. Contact

Andres Viroslav

215-861-7990

andres.viroslav@thebancorp.com

The Bancorp, Inc.
Financial highlights
(unaudited)
	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006
	(dollars in thousands except per share data)		(dollars in thousands except per share data)

Condensed income statement
Net interest income	$ 13,753	$ 11,285	$ 39,119	$ 32,319
Provision for loan and lease losses	750	825	2,250	2,125
Non-interest income	1,161	1,089	4,342	3,822
Non-interest expense	7,701	6,191	22,439	19,057
Net income before income tax expense	6,463	5,358	18,772	14,959
Income tax expense	2,609	2,074	7,413	5,652
Net income	3,854	3,284	11,359	9,307
Less preferred stock dividends and accretion	(17)	(29)	(52)	(83)
Income allocated to Series A preferred shareholders	(31)	(17)	(92)	(57)
Net income available to common shareholders	$ 3,806	$ 3,238	$ 11,215	$ 9,167

Basic earnings per share	$ 0.28	$ 0.24	$ 0.81	$ 0.67
Diluted earnings per share	$ 0.27	$ 0.23	$ 0.78	$ 0.64
Weighted average shares - basic	13,812,944	13,685,520	13,787,093	13,662,718
Weighted average shares - diluted	14,301,852	14,341,277	14,374,789	14,273,151

	September 30,	June 30,	December 31,	September 30,
	2007	2007	2006	2006
Condensed balance sheet
Assets
Federal funds sold	$ 87,394	$ 136,290	$ 122,048	$ 156,222
Investment securities	117,790	115,810	115,946	115,477
Loans	1,262,333	1,181,391	1,064,819	947,501
Allowance for loan and lease losses	(9,527)	(9,387)	(8,400)	(7,583)
Other assets	50,197	44,309	40,425	41,447
Total assets	$ 1,508,187	$ 1,468,413	$ 1,334,838	$ 1,253,064

Liabilities and shareholders' equity
Transaction accounts	$ 706,175	$ 716,202	$ 614,425	$ 511,605
Time deposits	399,749	434,885	454,830	509,862
Total deposits	1,105,924	1,151,087	1,069,255	1,021,467
Total borrowings	233,845	152,823	108,145	81,181
Other liabilities	5,834	7,579	8,530	4,991
Shareholder's equity	162,584	156,924	148,908	145,425
Total liabilities and shareholders' equity	$ 1,508,187	$ 1,468,413	$ 1,334,838	$ 1,253,064

	Third	Second	Fourth	Third
	quarter	quarter	quarter	quarter
Average condensed balance sheet	average 2007	average 2007	average 2006	average 2006
Assets
Federal funds sold	$ 30,536	$ 70,432	$ 61,665	$ 57,301
Investment securities	114,361	112,343	114,406	113,352
Loans	1,213,002	1,132,682	990,788	899,376
Allowance for loan and lease losses	(9,748)	(9,221)	(7,915)	(7,022)
Other assets	43,868	37,405	37,514	34,231
Total assets	$ 1,392,019	$ 1,343,641	$ 1,196,458	$ 1,097,238

Liabilities and shareholders' equity
Transaction accounts	$ 725,666	$ 743,402	$ 503,019	$ 464,245
Time deposits	385,387	404,912	495,311	443,585
Total deposits	1,111,053	1,148,314	998,330	907,830
Total borrowings	116,144	30,512	42,505	43,765
Other liabilities	6,876	9,977	8,175	4,357
Shareholders' equity	157,946	154,838	147,448	141,286
Total liabilities and shareholders' equity	$ 1,392,019	$ 1,343,641	$ 1,196,458	$ 1,097,238

Loan Portfolio
	September 30,	June 30,	December 31,	June 30,
	2007	2007	2006	2006
	Amount	Amount	Amount	Amount

Commercial	$ 282,339	$ 256,362	$ 199,397	$ 154,750
Commercial mortgage	383,397	355,717	327,639	287,719
Construction	314,543	297,007	275,079	245,338
Total commercial loans	980,279	909,086	802,115	687,807
Direct financing leases, net	89,564	88,076	92,947	93,447
Residential mortgage	50,553	53,743	62,413	62,763
Consumer loans and others	142,221	130,598	108,374	104,174
	1,262,617	1,181,503	1,065,849	948,191
Unamortized costs (fees)	(284)	(112)	(1,030)	(690)
Total loans, net of unamortized fees and costs	$ 1,262,333	$ 1,181,391	$ 1,064,819	$ 947,501

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006
Selected operating ratios
Return on average assets	1.11%	1.20%	1.12%	1.24%
Return on average equity	9.76%	9.30%	9.81%	8.97%
Net interest margin	4.05%	4.21%	3.93%	4.41%
Efficiency ratio	51.64%	50.04%	51.63%	52.73%
Book value per share	$ 11.67	$ 10.52	$ 11.67	$ 10.52

			As of or for the period ended
			September 30,
Asset quality ratios			2007	2006
Nonperforming loans to total loans			0.22%	0.77%
Nonperforming assets to total assets			0.28%	0.58%
Allowance for loan and lease losses to total loans			0.75%	0.80%
Nonaccrual loans			$ 2,329	$ -
Loans 90 days past due still accruing interest			$ 374	$ 7,266
Other real estate owned			$ 1,566	$ -